Exhibit 99.2
February 24, 2010
Mr. Adam S. Metz, Chief Executive Officer
Mr. Thomas Nolan, President and Chief Operating Officer
General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL
60606
USA
Re:   Sponsorship of Standalone Plan of Reorganization for General Growth
Dear Adam and Tom:
We are pleased to provide you with a significantly enhanced proposal for the recapitalization of General Growth Properties, Inc. (collectively with its affiliates, “General Growth” or the “Company”) at a plan value that provides a minimum floor value of $15 per share of value to General Growth shareholders. Key enhancements from our proposal of June 27, 2010 include:
•	An increase in the minimum value for shareholders of more than 36%, from $11 per share to $15 per share;

•	A distribution to existing GGP shareholders of shares in a newly formed company (“General Growth Opportunities” or “GGO”) that will surface the value of non-core assets and enable current shareholders to participate in longer term value creation under the sponsorship of Brookfield. As you know, we have been in both the master planned community business and the restructuring business for over 20 years. We are uniquely positioned to sponsor GGO and enhance its value. With our investment in and sponsorship of GGO we believe it will have a very exciting future;

•	Enhancing the position of General Growth in the capital markets as a result of the spin-off, furthering General Growth’s objective of being able to access capital markets at an attractive cost of capital; and

•	Maximizing the Company’s flexibility to pursue its various alternatives to ensure that the Company has the ability to pay creditors holding allowed claims in full, in cash, in addition to value being maximized for shareholders. Specifically, our proposal enables the Company to raise the capital that it requires at the lowest cost of capital available to it, through a combination of asset sales, raising of new debt or issuance of equity in the capital markets.
Without repeating in detail all of the reasons regarding why we believe that we are ideally suited to sponsor the recapitalization of General Growth, we would highlight that (i) we are prepared to enter into definitive, binding legal agreements without any further due diligence, and (ii) a Brookfield sponsored proposal will not raise any anti-trust or other issues that could cause delay in the Company’s process or destabilization of the Company’s operations prior to its emergence from bankruptcy. Indeed, we believe that a Brookfield sponsored proposal will be universally welcomed by retailers, who wish to preserve a choice of where to operate, employees, who would be destabilized by a competitor’s proposal, capital markets participants, who desire alternatives in which to invest, and the local communities in which General Growth operates, where jobs will be preserved.
We also recognize, however, that our proposal will serve as a stalking horse in what is already a highly contested and unique case where any successful plan must provide full recovery to creditors while maximizing value for shareholders. In that context, we are not prepared to move forward with our proposal unless we are assured that there will be satisfactory protection and compensation for the role that we have and continue to play in helping to enhance value for the estate and its shareholders, regardless of the outcome. Accordingly, our proposal contemplates that compensation for this and the other substantial commitments in our proposal be in the form of warrants to be issued to us immediately upon court approval of same.
As you also know, we are particularly concerned with our proposal being used or having the affect of generating competing offers, without compensation to Brookfield. Given this uncertainty, our willingness to move forward with a proposal is conditional upon obtaining substantial interim protection until court approval of the warrants as provided above.

Very truly yours, Brookfield Asset Management Inc.
Per:
Cyrus Madon
Senior Managing Partner

February 24, 2010
Investment Fundamentals
     Brookfield Asset Management Inc. (“Brookfield”) is prepared to sponsor a recapitalization of General Growth Properties, Inc. (“GGP”) and its debtor affiliates (“General Growth” or the “Company”) through a plan that will maximize current and long-term value for shareholders and provide the Company with flexibility to pay creditors in full in cash using the lowest cost of capital available to the Company. Brookfield is prepared to enter into mutually acceptable definitive binding legal agreements without any further due diligence. The plan will provide for (i) a minimum recovery to existing shareholders of $15 per share, (ii) the continued opportunity for shareholders to participate in the value creation in GGP and (iii) up to $8.3 billion in capital to achieve payment in full to creditors through:
(a)	an investment by Brookfield and certain other investors (collectively, the “Plan Sponsor”) of $2.5 billion (the “Investment”) in exchange for new common shares of GGP (such common shares, together with any other common shares of GGP contemplated to be issued as set forth below, the “New Common Shares”);

(b)	the Company raising an additional $2.5 billion in cash through a combination of the issuance of new corporate level indebtedness (target amount of approximately $1.5 billion), as described below (the “New Debt”), and the Company’s consummation of certain asset sales (target net sale proceeds of approximately $1 billion), subject to the terms below (the “Asset Sales”), such approximate amounts of New Debt and Asset Sales to be based on maximizing value for the Company;

(c)	the Company raising up to an additional $3.3 billion in equity capital (or a greater amount if less than $2.5 billion in net proceeds is raised from New Debt and Asset Sales) through a combination of (i) additional equity that may be issued by the Company in connection with the capital raise process being conducted by the Company’s financial advisors or to the Company’s creditors in connection with its plan of restructuring and (ii) such additional asset sales as the Company deems appropriate (subject to the approval of the Plan Sponsor acting reasonably);

(d)	a distribution (the “Share Dividend”) to existing GGP shareholders of shares in a newly formed entity (“General Growth Opportunities” or “GGO”), to which will be contributed certain non or low-income producing, high long-term potential assets (the “GGO Assets”) in order to maximize value to GGP shareholders and enhance the position of the Company in the equity capital markets. GGO will focus on maximizing the substantial intrinsic value of these non-core assets and will be sponsored by Brookfield;[1] and

(e)	a rights offering by GGO of $250 million, at its initial value of $5.00 per share, with Brookfield backstopping $125 million of this rights offering as described below, including the participation of significant GGP shareholders in this rights offering, to the extent the Company so desires.
     Brookfield expects that the Investment, recapitalization and Share Dividend will assist the Company in raising the additional equity capital necessary to satisfy corporate level indebtedness and claims in cash in full (although Brookfield is prepared to proceed without the Company raising such additional funds), while maximizing value for the Company’s existing shareholders. If all of Brookfield’s existing holdings in the Company’s debt are not paid down in cash, the remaining portion of the

[1]	Transaction structure to conform to existing tax and accounting requirements and objectives.

Investment will be satisfied through conversion of such debt (not to exceed $500 million) to equity, as contemplated herein.
     The Investment may be structured, at the Company’s option, as (i) a stand-alone private placement of New Common Shares to the Plan Sponsor in the amount of the Investment, (ii) a cornerstone investment for a traditional capital market equity raise (a “Traditional Capital Market Equity Raise”), or (iii) in lieu of the foregoing options, a commitment to participate in, provided the Plan Sponsor receives a minimum allocation of $2.5 billion, a rights offering made to shareholders and/or creditors (a “GGP Rights Offering”).
     Set forth below is a summary of the principal terms of the Investment, the Share Dividend and a proposed recapitalization and restructuring of General Growth’s indebtedness (the “Summary”). While the Summary proposes specific treatment for various classes of existing claims against and equity interests in General Growth, Brookfield is amenable to discussing, if the Company desires, different treatment and structures (including plan treatment provisions that would permit structurally senior classes to have a priority in selecting offered forms of plan currency) provided that the fundamental bases of the Investment and Share Dividend are maintained and the value of Brookfield’s Investment is not diluted. The fundamental bases of the proposed Investment include (i) total enterprise value for the Company on emergence (after consummation of the Share Dividend and asset sales, “Reorganized GGP”) of $27.9 billion (“GGP Plan Value”) or an equivalent of $10 per share at GGP Plan Value, and total enterprise value for GGO on emergence of $2.8 billion (“GGO Plan Value”) or an equivalent of $5 per share (the “GGO Shares”) at GGO Plan Value, in each case, based on the assumptions and subject to the adjustments provided herein, (ii) Reorganized GGP’s debt does not exceed $19.9 billion (inclusive of $1.5 billion of corporate level unsecured indebtedness and any debt that is reinstated as contemplated by the Summary), (iii) the real property assets of the Company (including equity interests in joint ventures that hold real property) consist substantially of those reflected in the Company’s financial statements as of September 30, 2009 (except for the asset sales contemplated herein), (iv) the Plan Sponsor is able to make a minimum Investment of $2.5 billion, (v) on the Effective Date (as defined in Section I.A), the Plan Sponsor has the right to appoint 3 of the 9 directors of the new board of directors of the Reorganized GGP and the board of directors of GGO, (vi) consummation of the Share Dividend, and (vii) the granting of the Bid Protections specified in Section II.Q of the Summary.
     The terms set forth below are being provided on a confidential basis as part of a comprehensive proposal, each element of which is consideration for the other elements. The proposal is proffered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. The principal proposed economic terms of the Investment and other elements of the recapitalization and the treatment and other terms set forth below, are being made at a level designed by Brookfield to foster consensus and induce General Growth’s stakeholders to accept the proposed recapitalization and restructuring. Thus, in the event a Definitive Agreement (as defined below) is not executed, or a plan of reorganization is not confirmed containing the terms set forth herein (including, without limitation, provisions implementing the fundamental bases set forth above), or such other terms that may be acceptable to Brookfield, the terms and provisions of this proposal shall have no probative value whatsoever in any action or proceeding (including with respect to the value of the Company), may not be used by the Company, Brookfield or any other party in connection with the Company’s bankruptcy cases or otherwise, and all of Brookfield’s rights, claims and defenses shall be preserved.

Proposed Summary of Plan Terms
I. Treatment of Claims
While the Summary proposes specific treatment for various classes of existing claims against and equity interests in General Growth, Brookfield is amenable to discussing, if the Company desires, different treatment and structures (including, without limitation, plan treatment provisions that would permit structurally senior classes to have a priority in selecting offered forms of plan currency and the reinstatement of any class of debt as contemplated below, at the Company’s option) provided that the fundamental bases of the Investment and Share Dividend are maintained and the value of Brookfield’s Investment is not diluted.

A. DIP Loan	• Estimated Allowed Amount: $400 million.

• Paid in full in cash on the effective date (the “Effective Date”) of the plan of reorganization contemplated herein (the “Plan”)[2] or otherwise satisfied on a basis as the parties may agree.

•   Should the Company determine that it is desirable to structure a portion of the Additional Equity Issuances (as defined in Section II.H below) as a Qualified Rights Offering for purposes of the Loan Conversion Terms included in the DIP Facility in order to facilitate conversion of the DIP loan to New Common Shares (a “DIP Conversion”), Brookfield would be supportive of such a structure.

B. Administrative Expense Claims	• Paid in full in cash on the Effective Date or on such other terms as the parties may agree.[3]

C. Priority Tax Claims	• Paid in full in cash on the Effective Date or on such other terms as the parties may agree.[4]

D. Secured Property Loans
•   The holders of Secured Property Loans shall receive (i) with respect to those property level debtors for which the Bankruptcy Court entered an order prior to February 19, 2010 confirming a plan of reorganization for such debtors (the “Confirmed Plans”), such treatment as provided in the Confirmed Plans, and (ii) as determined by General Growth for those property level debtors for

[2]	For purposes hereof, the Effective Date is assumed to be June 30, 2010.

[3]	The aggregate amount of allowed administrative expense claims (including transaction and other exit costs not specifically identified herein) and allowed priority tax claims shall not exceed an amount to be agreed to by General Growth and the Plan Sponsor (the “Admin/Priority Cap”). In the event that the aggregate amount of such claims exceeds the Admin/Priority Cap, such excess amount will reduce the amount of value available to satisfy the claims of holders of existing common shares.

[4]	See footnote 3, above.

    which there was not a Confirmed Plan as of February 19, 2010, (a) such treatment as is substantially similar in all material respects to the treatment provided in the Confirmed Plans, (b) the return of the property securing such loans to the lenders thereunder, or (c) such other treatment that satisfies the requirements of section 1129 of the Bankruptcy Code.

•   The Plan may contain provisions allowing for certain property level debtors to remain in chapter 11 if the proposed plan treatment for their respective Secured Property Loans has not been agreed to by the relevant holder or imposed by the Bankruptcy Court.

E. 1995 Public Rouse Bonds and 2006 Private Rouse Bonds	• Estimated Allowed Amount: $2.48 billion, which includes unpaid prepetition interest and postpetition interest accrued at the stated non-default contract rate through the Effective Date.

• Recovery: 100%

• Subject to the reinstatement, in each case and at the Company’s sole option, of the Rouse bonds in lieu of payment:

•   to the extent the Company raises additional cash as contemplated in Section II.H below (the “Additional Cash”) sufficient to pay the Specified Creditors (as defined below) in full in cash, each holder of a Rouse Bond will receive cash in full satisfaction of such claim; and

•   if the Additional Cash is insufficient to pay the Specified Creditors in full in cash, each holder of a Rouse Bond shall have the option, subject to the maximum aggregate cash and New Common Share availability provisions set forth below, to be paid (i) in cash, (ii) in New Common Shares, and/or (iii) by a combination of the foregoing as elected by such holder.

•   The amount of cash and New Common Shares available to satisfy the claims of the holders of Rouse Bonds, 2006 Term and Revolving Credit Facility and 144A Exchangeable Notes as contemplated in F and G below (collectively, “Specified Creditors”) will be subject to maximum amounts.

•   The maximum cash component will be set at a level that provides the Company with post emergence cash balance of not less than $500 million following the Effective Date and settlement of all claims and payments contemplated herein to be settled and/or paid. The maximum New Common Shares available for Specified Creditors will be 326.5 million shares (or a greater number of shares up to 576.5 million shares to the extent that less than $2.5 billion in net proceeds is raised from New Debt and Asset Sales). For greater certainty, to the extent the Company raises Additional Cash or exercises the DIP Conversion, the maximum number of New Common Shares for Specified Creditors shall be reduced accordingly.

•   To the extent that Specified Creditors elect in the aggregate to receive cash and/or New Common Shares in an amount that exceeds the maximum available amounts of cash and/or New Common Shares, the relevant amounts will be pro-rated based on the allowed recovery amounts, with the balance of the allowed recovery satisfied in the undersubscribed form of distribution.

F. 2006 Term and Revolving Credit Facility	• Estimated Allowed Amount: $2.63 billion, which includes unpaid prepetition interest and postpetition interest accrued at the stated non-default contract rate through the Effective Date.

• Recovery: 100%

•   To the extent the Company raises Additional Cash sufficient to pay the Specified Creditors in full in cash, each holder of a 2006 Term and Revolving Credit Facility Claim will receive cash in full satisfaction of such claim. If the Additional Cash is insufficient to pay the Specified Creditors in full in cash, each holder of a 2006 Term and Revolving Credit Facility Claim shall have the option, subject to the maximum aggregate cash and New Common Share availability provisions set forth in E above, to be paid (i) in cash, (ii) in New Common Shares, and/or (iii) by a combination of the foregoing as elected by such holder.

G. 144A Exchangeable Notes	• Estimated Allowed Amount: $1.66 billion, which includes unpaid prepetition interest and postpetition interest accrued at the stated non-default contract rate through the Effective Date.

• Recovery: 100%

•   Subject to the reinstatement, at the Company’s sole option, of the 144 Exchangeable Notes in lieu of payment, to the extent the Company raises Additional Cash sufficient to pay the Specified Creditors in full in cash, each holder of a 144 Exchangeable Notes Claim will receive cash in full satisfaction of such claim. If the Additional Cash is insufficient to pay the Specified Creditors in full in cash, each holder of a 144 Exchangeable Notes Claim shall have the option, subject to the maximum aggregate cash and New Common Share availability provisions set forth in E above, to be paid (i) in cash, (ii) in New Common Shares, and/or (iii) by a combination of the foregoing as elected by such holder.

H. Trade and Other Unsecured Claims	• Paid in full (including postpetition interest to the extent required) in cash 30 days after Effective Date or otherwise agreed upon by the parties.[5]

I. 2006 Trust Preferred Shares and Junior Subordinated Notes	• Estimated Allowed Amount: $0.21 billion, which includes unpaid prepetition and postpetition accrued distributions at the stated contract rate through the Effective Date

• Reinstated (accrued but unpaid distributions paid in cash on the Effective Date).

J. Preferred UPREIT Units	• Estimated Allowed Amount: $0.13 billion, which includes unpaid prepetition and postpetition accrued distributions at the stated contract rate through the Effective Date

• Reinstated (accrued but unpaid distributions paid in cash on the Effective Date).

K. Existing Common Equity
•   Existing common shares and UPREIT units[6] to receive (a) 324.7 million GGO Shares and (b) 324.7 million New Common Shares, providing an aggregate amount equal to $3.25 billion at GGP Plan Value and $1.62 billion at GGO Plan Value (inclusive of New Common Shares and GGO Shares to be issued in satisfaction of any existing or future claims under the Hughes Contingent Stock Agreement (the “Hughes Claims”)).

[5]	The aggregate amount of trade and other unsecured claims shall not exceed an amount to be agreed to by General Growth and the Plan Sponsor (the “Trade/Other Cap”). In the event that the aggregate amount of such claims exceeds the Trade/Other Cap, such excess amount will reduce the amount of value available to satisfy the claims of holders of existing common shares.

[6]	Transaction structure to conform to existing accounting and tax requirements and objectives.

Such distribution shall be subject to reduction to the extent the Admin/Priority Cap and/or Trade/Other Cap is exceeded, as set forth above.

L. Intercompany Claims	• Reinstated, eliminated or waived; no distribution.

M. Outstanding Warrants, Options, etc.	• All stock options will be assumed.

II. Other

A. Plan Proponents	• General Growth and the Plan Sponsor.

B. The Share Dividend[7]	• The Company will form GGO by using its reasonable best efforts to contribute the GGO assets set forth on Schedule I to GGO (the “Identified Assets”)[8]

• GGO shares will be distributed as a dividend to GGP shareholders in the Share Dividend based on a GGO Plan Value of $5 per share

•   GGO shall raise $250 million in capital through the consummation of a rights offering at $5 per GGO Share to GGO shareholders (the “GGO Rights Offering”). The Plan Sponsor will backstop $125 million of the GGO Rights Offering (which will be incremental to the $2.5 billion Investment) (the “GGO Backstop”).

• The Plan Sponsor shall be provided with preemptive rights on all further equity raises that may be conducted by GGO following the Effective Date.

•   The Plan Sponsor shall be entitled to receive a minimum allocation of $50 million in GGO Shares from the GGO Rights Offering, and shall receive back-stop consideration of 5% of the GGO Backstop, payable in GGO Shares. The Company may offer existing shareholders of the Company the opportunity to backstop the remaining portion of the GGO Rights Offering and receive a minimum allocation and backstop consideration in a proportionate amount to that received by the Plan Sponsor with respect to the GGO Backstop.

C. Executory Contracts and Unexpired Leases
•   All executory contracts (including employee benefit plans, insurance, supply contracts, etc.) and unexpired leases to be assumed unless previously expressly rejected under the Plan or by separate motion.

D. New Common Shares and GGO Shares
•   Subject to adjustment as contemplated herein, up to approximately 901.2 million New Common Shares (or a greater number up to 1,151.2 million New Common Shares to the extent that less than $2.5 billion in net proceeds is raised from New Debt and Asset Sales) will

[7]	Transaction structure to conform to existing accounting and tax requirements and objectives.

[8]	In the event that the Company is unable to contribute one or more of the Identified Assets, the Company shall contribute other assets, with the consent of Brookfield acting reasonably, having an economically equivalent value to the Identified Asset(s) unable to be contributed.

be issued based upon the GGP Plan Value.

•   The up to 901.2 million New Common Shares (or such greater number referred to above) are inclusive of 250.0 million shares issued as a result of the Investment for proceeds of $2.5 billion, up to 326.5 million shares (or up to 576.5 million shares as contemplated herein) issued to investors in an equity raise for Additional Cash and/or holders of the 2006 Bank Loan, Rouse Bonds, the Exchangeable Notes or the DIP Loan, and 324.7 million shares issued to holders of existing common shares and holders of Hughes contingent stock claims.

• 374.7 million GGO Shares will be issued based upon the GGO Plan Value.

• The 374.7 million GGO Shares are inclusive of 324.7 million shares issued as a result of the Share Dividend and 50.0 million shares as a result of the GGO Rights Offering.

• The Plan Sponsor agrees not to sell any New Common Shares and GGO Shares for a minimum period.[9]

E. New Debt Raise/Reinstatement
•   The Company will seek to reinstate approximately $1.5 billion of existing debt or raise approximately $1.5 billion of cash through the incurrence of a corresponding amount of new corporate level unsecured debt (the “New Debt”). If requested by the Company, Brookfield will assist the Company in its efforts to arrange the New Debt. The New Debt may be made available to the existing creditors to satisfy their claims, if deemed desirable by the Company.

F. Asset Sales
•   The Company shall seek to consummate Asset Sales targeted to generate net cash proceeds of approximately $1 billion; provided, however, the Company and Plan Sponsor agree to work together in good faith to achieve the appropriate balance between Asset Sales and Additional Equity Issuances contemplated in Section II.H below based on which alternative is expected to generate the most value for the Company. The Plan Sponsor would suggest that the Company structure the Asset Sales to be sales of minority stakes in the relevant assets, with the Company maintaining majority ownership and management of the assets.

• The Plan Sponsor is prepared to assist the Company in finding potentially interested buyers relating to the

[9]	Minimum lock-up period to be determined based on tax and other considerations.

Asset Sales, if requested by the Company.

G. Use of Cash	Cash, raised from the Investment, Asset Sales, New Debt, a Traditional Capital Market Equity Raise, a GGP Rights Offering (each to the extent applicable) or cash on hand will be required to be used to pay claims in respect of the DIP Facility, Rouse Bonds, the 2006 Bank Loan, the Exchangeable Notes, transaction fees, and any other claims or payments required to be made in cash under the Plan such that the Company shall have a minimum cash balance of $500 million or such other higher amount as reasonably determined by the Company and the Plan Sponsor as of the Effective Date, after giving effect to distributions and payments required to be made under the Plan on and after the Effective Date.

H. Provisions Relating to Additional Equity Issuances and Additional Asset Sales
•   The Company may, at its option, raise additional cash for purposes of distribution to the Specified Creditors through (a) the conduct of asset sales in addition to the Asset Sales referred to in II.F (such additional asset sales, the “Additional Asset Sales”), and (b) the issuance of additional equity beyond that contemplated by the Investment (the “Additional Equity Issuances”). The Company may proceed in the manner in which it determines generates the lowest cost of capital to the Company.

•   If the Company elects to conduct Additional Equity Issuances, it may conduct (a) a Traditional Capital Market Equity Raise (provided that (i) no one entity or group of related entities acquires more than 10% of the equity interests of the Company on a fully diluted basis (after giving effect to all New Common Shares to be issued (x) under the Plan and (y) upon exercise of the warrants contemplated by the Summary, but excluding (z) shares on account of employee stock options) (such basis, a “Fully Diluted Basis”) and (ii) the Plan Sponsor shall have the option to acquire, in addition to its cornerstone Investment, up to 15% of such additional equity) or (b) a GGP Rights Offering, subject to a minimum allocation to the Plan Sponsor; provided, however, that, on or prior to the Effective Date, the Company shall not issue New Common Shares pursuant to clause (a) or (b) at a price per share below $10.00 (net of all underwriting and other discounts and related expenses) (the “Floor Price”).

•   The Company shall not be permitted to issue, or convert any debt to, any New Common Shares at a per share price below the Floor Price. In the event any New Common Shares are issued, or any debt is converted to

New Common Shares, at a per share price below the Floor Price, the Plan Sponsor shall not be required to proceed with the Investment (although it shall be entitled to retain the Interim Warrants).

•   The Plan Sponsor shall be provided with participation rights on all further equity raises that may be conducted by the Company following the Effective Date so as to maintain its then-current percentage ownership of Reorganized GGP capital stock on a Fully Diluted Basis as of the date of each such equity raise.

• Prior to the Effective Date, if the Company elects to conduct Additional Asset Sales, such sales would be subject to the reasonable approval of the Plan Sponsor.

I.	• [Intentionally omitted]

J.	• [Intentionally omitted]

K. Office Asset Management Services	• If requested by the Company, Brookfield will provide office asset management services for the Company’s office properties at no charge to the Company.

L.	• [Intentionally omitted]

M. Corporate Governance of Reorganized GGP
•   On the Effective Date, the Board of Directors of Reorganized GGP will be composed of 9 directors. The Plan Sponsor will have a continuing right to nominate 3 directors, subject to downward adjustment as follows:

•   so long as the Plan Sponsor’s aggregate equity ownership in Reorganized GGP is equal to or greater than 20% on a Fully Diluted Basis, then the Plan Sponsor shall have the right to nominate 3 directors;

•   so long as the Plan Sponsor’s aggregate equity ownership in Reorganized GGP is equal to or greater than 15% but is less than 20% on a Fully Diluted Basis, then the Plan Sponsor shall have the right to nominate 2 directors; and

•   so long as the Plan Sponsor’s aggregate equity ownership in Reorganized GGP is equal to or greater than 10% but is less than 15% on a Fully Diluted Basis, then the Plan Sponsor shall have the right to nominate 1 director.

     For the avoidance of doubt, if the Plan Sponsor’s aggregate equity ownership in Reorganized GGP is less than 10% on a Fully Diluted Basis, it shall no longer have the right to nominate any director to the Board of Directors of Reorganized GGP.

N. Corporate Governance of GGO
•   On the Effective Date, the Board of Directors of GGO will be composed of 9 directors. The Plan Sponsor will have a continuing right to nominate 3 directors (one of whom shall be the chief executive officer of GGO if such individual is a Brookfield executive); provided, however, that (x) if the Plan Sponsor sells any GGO shares or warrants, then the Plan Sponsor’s nomination right shall be reduced to two directors and (y) if the Plan Sponsor’s aggregate equity ownership in GGO is less than 10% on a Fully Diluted Basis, it shall no longer have the right to nominate any director to the Board of Directors of GGO.

O. Out of Pocket Fees and Expenses	• Each party will bear its own transaction-related costs and expenses, and the Plan Sponsor shall receive no expense reimbursement.

P. Transaction Structure	The implementation of the Investment will be carried out through the establishment of a new corporation that acquires the assets of the Company or its subsidiary operating partnership or such other manner as the Plan Sponsor and the Company mutually agree.[10]

Q. Bid Protections
•   As a condition precedent to continuing discussions and proceeding to definitive documentation, until the date the Bankruptcy Court either enters or denies entry of the Protections Order (as defined below) (such date, the “Expiration Date”), the Company and the Plan Sponsor agree to engage in exclusive negotiations, and (i) the Company shall not engage in any discussions with any other competing bidder, concerning a recapitalization or a disposition (by merger, asset disposition or otherwise); provided, however, that the Company shall be permitted (x) to initiate or continue discussions or negotiations with any third party and enable such third parties to conduct diligence in connection with the capital raise process being conducted by the Company’s financial advisors and (y) to enable third parties to conduct diligence for other purposes in accordance with the directives of the Bankruptcy Court and (ii) without the written consent of the Company, the Plan Sponsor shall not engage in any discussions with any third party or competing bidder concerning a recapitalization or a

[10]	Transaction structure to conform to existing accounting and tax requirements and objectives.

disposition (by merger, asset disposition or otherwise) of the Company or its affiliates other than the debt or equity financing sources identified in writing to the Company.

•   Upon agreement to definitive documentation, the Company will seek and use its reasonable best efforts to obtain entry of an order (the “Protections Order”) that provides Brookfield with, upon entry of the Protections Order, transferable warrants to purchase 60 million shares of existing common equity of GGP (i) at an exercise price of $15 per share (the “Interim Warrants”), which exercise price is subject to the adjustment provisions contemplated by clause (iii) below, (ii) having an expiry date of seven years from their issuance, (iii) with a strike price that will be adjusted downward, but not below zero, penny for penny, by the value of any dividends paid (whether cash or in kind) with respect to the common stock underlying such warrant, (iv) that provide for value protection in the event of a change of control including (X) an ability for the acquirer to redeem the warrants for cash based on a Black-Scholes value of the Interim Warrant, taking into account the remaining life of the Interim Warrants as if the change of control had not occurred and using a Black-Scholes volatility input of 20% or (Y) in the event of a change of control that is a public merger, an ability of the acquirer to maintain the warrants outstanding in respect of the merged entity, with customary adjustments, (v) containing other customary anti-dilution, adjustment and other terms, (vi) providing for a cashless exercise/net share settlement mechanism and (vii) benefiting from registration rights for both the Interim Warrants and the underlying equity securities.

•   Upon consummation of the Plan, the Interim Warrants shall be replaced with warrants to purchase (a) 60 million New Common Shares at an exercise price equal to $10 per share, and (b) 40 million GGO Shares at an exercise price equal to $5 per share, in each case having the same expiry date as the Interim Warrants.

•   It is understood between the parties that the Interim Warrants described above are in lieu of any underwriting discounts, commitment fees, break-up fees, expense reimbursements and any other fees that would be customary in similar transactions.

• In the event that the Investment is not consummated as a result of a material breach by or on the part of the Plan Sponsor, then the Interim Warrants will be cancelled and be null and void, it being understood that the Interim Warrants shall not otherwise be subject to cancellation.

•   The Protections Order must (a) approve the negotiated terms of the bid protections included within the definitive documentation, and (b) establish bidding procedures with respect to the Company’s solicitation of qualified superior proposals, which procedures shall (i) include requirements for qualification for both competing bidders (including financial wherewithal) and bids (including absence of due diligence, financing and other material conditions), and (ii) require an initial bid increment of not less than $150 million more than the value of the transaction contemplated by this proposal. Beginning on the Expiration Date, the Company will have an opportunity to solicit qualified superior proposals through bidding procedures to be agreed by the Company and the Plan Sponsor.

R. Disclosure Statement, Plan and Confirmation Order
•   Disclosure statement, disclosure statement order, Plan, confirmation order and all documents related to the Plan, the Investment and Share Dividend (collectively, the “Plan Documents”) to be in form and substance acceptable to the Company and the Plan Sponsor. The Plan shall provide that the Plan Documents may not be modified or amended without the consent of both the Company and the Plan Sponsor.

S. Support Provision
•   So long as the Plan and other Plan Documents are consistent with this summary and acceptable to the parties, each Plan Sponsor shall support confirmation of the Plan and shall not oppose or otherwise seek to modify or delay approval or confirmation of the Plan or the occurrence of its Effective Date. In this regard, each Plan Sponsor may prepare and submit a letter to be included in the solicitation materials indicating such party’s support for the Plan and recommendation that holders of Rouse Bonds, 2006 Bank Loan Claims and Exchangeable Notes Claims vote to accept the Plan (if such holders are entitled to vote on the Plan).

T. Retention of Causes of Action	• All causes of action shall vest with Reorganized GGP or GGO, as applicable.

U. Conditions to Confirmation of the Plan and Occurrence of Effective Date	• Usual and customary for transactions of this type.

V. No Solicitation	• This summary is not intended to be, and is not, a solicitation for the acceptance or rejection of a chapter

    11 plan for the Company. Acceptance of any such plan by any party (including Brookfield and the Plan Sponsor) will not be solicited from any person or entity until such person or entity has received the disclosures required under or otherwise in compliance with applicable law. Accordingly, this summary does not bind any creditor or other party to vote in favor of or support any chapter 11 plan.

W. Definitive Documentation
•   Although the terms and conditions set forth in this summary are intended to express the intentions of the parties with respect to the subject matter hereof, the parties understand and agree that no party shall be legally bound to any of the provisions set forth herein unless and until such terms are incorporated into a definitive agreement that has been executed by the Company and the Plan Sponsor and approved by the Bankruptcy Court (the “Definitive Agreement”).

•   The Definitive Agreement regarding the matters set forth herein, including, but not limited to, the Investment, recapitalization and Share Dividend, (collectively, the “Transactions”) when, as, and if it is executed and delivered, shall contain usual and customary provisions for transactions of this type, including the non-occurrence of a Material Adverse Effect (as defined below) as a condition precedent to the consummation of the Investment and provisions providing that the Company will undertake such pre-closing transactions as reasonably requested by the Plan Sponsor to implement the transaction and that are not inconsistent with this proposal. For the avoidance of doubt, the term “Definitive Agreement” does not include this proposed summary of terms, an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid made by the Plan Sponsor.

•   “Material Adverse Effect” shall mean, any change, event or occurrence following the execution of the Definitive Agreement which has a material adverse effect on the results of operations or financial condition of the Company and its direct and indirect subsidiaries taken as a whole, other than changes, events or occurrences (i) generally affecting (A) the retail mall industry in the United States or in a specific geographic area in which the Company operates, provided that such changes, events or occurrences do not affect the Company and its subsidiaries in a materially disproportionate manner as compared to other entities that own and manage retail malls throughout the United States, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates or the availability of capital, or (ii) arising out of, resulting from or attributable to (A) changes in law or regulation or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of any agreement between the Company and/or its affiliates, on the one hand, and the Plan Sponsor and/or its affiliates, on the other hand, or the consummation of the Transactions contemplated hereby or operating performance or reputational issues arising out of or associated with the Company’s or its affiliate’s bankruptcy cases, including the impact thereof on relationships, contractual or otherwise, with tenants, customers, suppliers, distributors, partners or employees, or any litigation or claims arising from allegations of breach of fiduciary duty or violation of law or otherwise, including, without limitation, any developments in the bankruptcy cases, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Definitive Agreement, (D) earthquakes, hurricanes, tornadoes or other natural disasters, (E) any action taken by the Company or its subsidiaries as contemplated or permitted by any agreement between the Company and/or its affiliates, on the one hand, and the Plan Sponsor and/or its affiliates, on the other hand, or with the Plan Sponsor’s consent, or any failure by the Company to take any action as a result of any restriction contained in any agreement between the Company and/or its affiliates, on the one hand, and the Plan Sponsor and/or its affiliates, on the other hand, or (F) in each case in and of itself, any decline in the market price, or change in trading volume, of the capital stock or debt securities of the Company or any direct or indirect subsidiary thereof, or any failure to meet publicly announced or internal revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including, without limitation, revenues, net operating incomes, cash flows or cash positions.

X. Termination Date	The transactions contemplated hereby may be abandoned, and the Definitive Agreement may be terminated, by either party if (i) the Protections Order shall not have been entered within 45 days of the filing of the motion relating thereto (or the next business day if such day is not a business day) or (ii) the Investment has not occurred on or before December 31, 2010, subject to the Company’s unilateral option to extend for a period of up to six months; provided, the Interim Warrants shall not be cancelled under any circumstance unless the Investment is not consummated as a result of a material breach of the Definitive Agreement on the part of the Plan Sponsor.

Schedule I
Schedule of Assets for GGO

•	“Special Consideration Properties”
•	Eagle Ridge Mall

•	Oviedo Marketplace

•	Grand Traverse Mall

•	Country Hills Plaza

•	Moreno Valley Mall

•	Lakeview Square

•	Northgate Mall

•	Bay City Mall

•	Mall St. Vincent

•	Southland Center

•	Chapel Hills Mall

•	Chico Mall

•	Piedmont
•	Master Planned Communities (Summerlin, Emerson, Columbia, Fairwood, Bridgelands, Woodlands)

•	Alameda Plaza, Idaho

•	Century Plaza, Alabama

•	Cottonwood, Salt Lake — land

•	Kendal Towne Center, Miami — land

•	Riverwalk Market Place

•	Village of Redlands, California

•	South Street Seaport

•	Rio West, New Mexico

•	Victoria Ward

•	Ala Moana Tower

•	Allentown, Texas

•	Bridges at Mint Hill, North Carolina

•	Circle T Ranch & Power Centre, TX

•	Elk Grove Promenade

•	Princeton, NJ — industrial land

•	Summerlin Centre

•	Volo, Illinois land

•	Maui Ranch property

•	Arizona 2 Office capital lease income expiring in 2015

•	Condos Nouvelle at Natick

•	Summerlin Hospital interest

•	Golf course — TPC Summerlin & Canyons, LV

•	Park West Mall

•	Landmark Mall

•	Leasehold Interest in 110 N. Wacker Drive
•	Option to acquire Fashion Show air rights for nominal consideration, subject to the negotiation of mutually agreeable documentation relating to the transfer of such rights, including with respect to the release of collateral, easements and other interests.
•	At the option of the Company, other non-income producing assets with net asset value not less than $0 and not more than $50 million.